UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 6, 2012 (February 3, 2012)

NET 1 UEPS TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Florida	000-31203	98-0171860
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

President Place, 4th Floor, Cnr. Jan Smuts Avenue and Bolton Road
Rosebank, Johannesburg, South Africa
(Address of principal executive offices) (ZIP Code)

Registrant’s telephone number, including area code: 011-27-11-343-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On February 3, 2012, Cash Paymaster Services (Pty) Ltd, a wholly-owned subsidiary of Net 1 UEPS Technologies, Inc. (“CPS”) and the South African Social Security Agency (“SASSA”) entered into a Contract for the Payment of Social Grants, together with a related Service Level Agreement (collectively, the “Agreements”) pursuant to which CPS will provide SASSA with its payment service for social grants in all of South Africa’s nine provinces.

Under the Agreements, CPS will effect payment, on behalf of SASSA, of social grants to all persons who are entitled to receive such grants in all of South Africa’s provinces, for a firm price of ZAR16.44 per beneficiary paid, inclusive of VAT. CPS’ primary services include the enrollment of all eligible recipients, issuance of a smart card to each recipient and the biometric validation and payment of social grants to such recipients. The Agreements do not provide for a minimum or maximum number of beneficiaries. SASSA is required to fund all grants two working days prior to the date on which the grant payment is to be made by CPS.

The term of the Agreements commences on April 1, 2012 and terminates on March 31, 2017. The Agreements contain provisions for enrollment of new recipients and transition to CPS’ payment service prior to the commencement date for beneficiaries who were previously paid by other service providers.

The foregoing description of the Agreements does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreements, which are attached hereto as Exhibits 99.1 and 99.2 and incorporated herein by reference.

A copy of the press release announcing the signing of the Agreements is included herewith as Exhibit 99.3.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Contract for the Payment of Social Grants dated February 3, 2012 between CPS and SASSA.

99.2	Service Level Agreement dated February 3, 2012 between CPS and SASSA.

99.3	Press release issued by Net 1 UEPS Technologies, Inc. on February 6, 2012.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NET 1 UEPS TECHNOLOGIES, INC.

Date: February 6, 2012	By:	/s/ Serge C.P. Belamant
Dr. Serge C.P. Belamant
Chief Executive Officer and Chairman of
the Board